Exhibit 16.1

April 19, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by PLx Pharma Inc. (formerly Dipexium Pharmaceuticals, Inc.), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of PLx Pharma Inc. (formerly Dipexium Pharmaceuticals, Inc.) dated April 19, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP